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                   [DESPRES, SCHWARTZ & GEOGHEGAN LETTERHEAD]


                                 June 19, 1996

VIA FACSIMILE-(713) 940-6122
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Mr. Avram Glazer
President
Zapata Corporation
1717 St. James Place
Houston, Texas 77210

                             By Fax and letter to:
                               Mr. Avram Glazer
                               18 Stony Clover Lane
                               Pittsford, N.Y. 14534
                               Fax: 716-248-0309

Dear Mr. Glazer:

        I am the attorney for, and am writing on behalf of, the Wisconsin Steel Settlement Fund which is the owner of 900,000 shares of Envirodyne Industries, Inc. (IRS No. 364081841). The Fund received this stock in connection with the bankruptcy proceedings of Envirodyne, 93 B 319 (JDS) Order No. 250.

        In accordance with your conversation today with our consultant Charles
P. Schwartz, Jr., the Fund agrees to sell, and Zapata agrees to purchase all of the Fund's Envirodyne stock at $4.125 net per share. There are no broker's commissions, and each party will pay its own fees and expenses.

        As Mr. Schwartz explained, the exact number of shares you will be buying will be somewhat less than 900,000 as some of the Wisconsin Steel claimants have indicated that they will take stock rather than cash for their share of the Fund. We estimate that less than 30,000 shares would be involved in this category, but in any event we will be selling you all of Envirodyne stock owned by the Fund after these claimants have withdrawn their shares. If 870,000 is the final number of shares, the transaction will be $3,588,750.

        Working with you, we will arrange for prompt closing of this sale by delivery of the stock to you against payment. We agree that the end of the month, June 30th should be an outside date, and we will both work to close earlier.
        In the interest of good order please sign this letter on the line below and fax it back to me at 312-372-7391.
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Mr. Avram Glazer
June 19, 1996
Page Two

     Your cooperation is appreciated, and thank you on behalf of my clients, the former workers at Wisconsin Steel.


                                                    Sincerely,


                                                    /s/  THOMAS H. GEOGHEGAN
                                                    ------------------------
                                                    Thomas H. Geoghegan



THG/dh

cc:  Leslie Jones
     Marc O. Beem
     Charles P. Schwartz, Jr.
     Frank Lumpkin
     Rafael Alvarez
     Wayne Schwartz
     Felix Vasquez
     John Randall








The above is a correct statement of our transaction.





/s/ Avram Glazer
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Zapata Corporation
by Avram Glazer, President

June 19, 1996